Exhibit 10.13

Form for Executive Officers

XERIUM TECHNOLOGIES, INC.

2006 CORPORATE AWARD UNDER THE

2006 CASH INCENTIVE BONUS PLAN

In recognition of the important contributions that                          (the “Employee”) can make to the success of Xerium Technologies, Inc. (the “Company”) and its affiliates, pursuant to the Xerium Technologies, Inc. 2006 Cash Incentive Bonus Plan (the “Plan”), the Company hereby grants to the Employee the award (the “Corporate Award”) set forth below.

1.	The Plan. This Corporate Award is intended to be an Award under the Plan. This Corporate Award is further intended to be an Exempt Award under the Plan.

2.	2006 Corporate Procedures. Reference is made to the Xerium Technologies, Inc. 2006 Corporate Cash Incentive Procedures (the “2006 Corporate Procedures”) adopted by the Compensation Committee of the Board of Directors of the Company under the Plan and attached hereto as Exhibit A. This Corporate Award is intended to be a Corporate Award under the 2006 Corporate Procedures, the terms of which are hereby incorporated herein by reference.

3.	The Corporate Award. You are hereby designated as a “Corporate Participant” under the 2006 Corporate Procedures. Your “Specified Percentage” for the purposes of the 2006 Corporate Procedures is %.

4.	General. This Corporate Award is made subject to all of the provisions of the Plan and the 2006 Corporate Procedures. Without limiting the generality of the foregoing, the making of this Corporate Award is conditioned upon the approval of the Plan by the stockholders of the Company.

IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this instrument as of the              day of                     , 2006.

Xerium Technologies, Inc.

By:
Name:
Title:

Exhibit A

XERIUM TECHNOLOGIES, INC.

2006 CORPORATE CASH INCENTIVE PROCEDURES

These 2006 Corporate Cash Incentive Procedures (the “Procedures”) for Xerium Technologies, Inc. (the “Company”) are adopted under the Company’s 2006 Cash Incentive Bonus Plan (the “Plan”) on February 16, 2006. All provisions of the Plan shall apply in respect of these Procedures and awards granted hereunder, including without limitation the limitation on the size of awards set forth in the Plan. Capitalized terms used but not defined herein are used as defined in the Plan. These Procedures are applicable for designated executive officers and other specified senior employees of the Company and its Subsidiaries. The adoption of these Procedures, as they relate to Awards to executive officers of the Company, is conditioned upon the approval of the Plan by the stockholders of the Company.

1.	Defined Terms

In these Procedures, the following terms have the following meanings:

(a) “Actual Operating Cash” means, for 2006, net cash provided by operating activities of the Company and its Subsidiaries determined on a consolidated basis. For avoidance of doubt, Actual Operating Cash shall be determined without regard to Awards granted under the Plan for 2006, but shall be reduced by the amount of any compensation awards paid in 2006. The Committee shall calculate the amount of Actual Operating Cash in a manner which is consistent with the audited financial statements of the Company for 2006, including without limitation the consolidated statement of cash flows.

(b) “Adjusted EBITDA” means Adjusted EBITDA as such term is defined in the Credit Agreement as in effect on February 17, 2006. For avoidance of doubt, Awards paid under the Plan for 2006 shall reduce Adjusted EBITDA for 2006.

(c) “Affiliated Person” means, with respect to any Person, any other Person that directly or indirectly, controls or is controlled by or is under common control with such Person.

(d) “Applicable Law” means all applicable provisions of law, domestic or foreign, applicable regulations and stock exchange rules.

(e) “Credit Agreement” means the Credit and Guaranty Agreement, dated as of May 19, 2005, entered into by and among the Company, certain subsidiaries of the Company, Citigroup Global Markets, Inc., CIBC World Markets Corp. and other agents and banks party thereto, as amended on February 8, 2006.

(f) “Corporate Award” means, as to a Corporate Participant, an Award under these Procedures.

(g) “Corporate Participant” means each Participant which is designated as a participant under these Procedures for 2006 as selected by the Committee.

(h) “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group.

(i) “Specified Percentage” means, with respect to a Corporate Participant, the percentage determined by the Committee, in its sole discretion

(j) “Subsidiary” means any Person of which the Company at the time (i) owns, directly or indirectly, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or (ii) controls, directly or indirectly, the board of directors or managers (or equivalent governing body) of such Person.

(k) “Target Adjusted EBITDA” means the amount established by the Committee for the purposes of these Procedures no later than 90 days after the commencement of fiscal year 2006.

(l) “Target Operating Cash” means the amount established by the Committee for the purposes of these Procedures no later than 90 days after the commencement of fiscal year 2006.

2.	Administration and Amendment

2.1. Administration. These Procedures shall be administered by the Committee. The Committee shall have the authority to: (a) determine the Corporate Participants, (b) determine the amount of Actual Operating Cash; (c) determine the amount of the Adjusted EBITDA, (d) determine, modify or waive the terms and conditions of each Corporate Award; and (e) interpret these Procedures and any terms and conditions associated with any Corporate Award and to decide any questions and settle all controversies and disputes that may arise in connection with these Procedures or any Corporate Award. In the case of any Corporate Award intended to be eligible for the performance-based compensation exception under Section 162(m) of the Code, the Committee will exercise its discretion consistent with qualifying Corporate Awards for that exception. Determinations of the Committee made under these Procedures shall be conclusive and shall bind all parties.

2.2. Amendment. The Committee may amend, suspend or discontinue these Procedures and/or any Corporate Award at any time or times without the consent of any Corporate Participant, subject to Applicable Law. Any amendments to the Procedures shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by Applicable Law, as determined by the Committee.

3.	Targets and Corporate Awards

3.1. Adjustment of Target Adjusted EBITDA and Target Operating Cash. The amount of the Target Adjusted EBITDA and Target Operating Cash established by the Committee may be adjusted by the Committee to reflect any significant change of circumstance, including without limitation, the acquisition or disposition of any business by the Company or any of its Subsidiaries.

3.2. Corporate Awards. If Adjusted EBITDA equals Target Adjusted EBITDA, each Corporate Participant shall receive a Corporate Award equal to a Specified Percentage of such Corporate Participant’s base salary paid for 2006, subject to the provisions of Section 3.3. If Adjusted EBITDA equals or exceeds 110% percent of Target Adjusted EBITDA, each Corporate Participant shall receive a Corporate Award of 200% of such Corporate Participant’s Specified Percentage, subject to the provisions of Section 3.3. In the event Adjusted EBITDA is greater than Target Adjusted EBITDA but less than 110% of Target Adjusted EBITDA, each Corporate Participant shall receive a Corporate Award equal to the Specified Percentage of base salary paid plus an additional percentage of the Specified Percentage equal to 10 times the percentage (including fractions thereof) by which Adjusted EBITDA exceeds Target Adjusted EBITDA (subject to the 200% maximum), subject to the provisions of Section 3.3. By way of example, if Adjusted EBITDA is equal to 105% of Target Adjusted EBITDA and the Corporate Participant’s Specified Percentage is 20%, the Corporate Award shall be 150% of the Specified Percentage (i.e., 30% of the Participant’s base salary paid). For the avoidance of doubt, “base salary paid” means, for the purposes hereof, the base salary actually paid and not the base salary in effect as of a particular moment in time.

3.3. Adjustment of Corporate Awards; Operating Cash and Target Adjusted EBITDA Hurdles. Notwithstanding the provisions of Section 3.2, Corporate Awards shall be payable in respect of 2006 only if (1) Actual Operating Cash exceeds the Target Operating Cash, and (2) Adjusted EBITDA, before reduction for Corporate Awards, exceeds Target Adjusted EBITDA. In no event shall payments of Corporate Awards cause Adjusted EBITDA to be less than Target Adjusted EBITDA.

3.4. Application of 162(m). This Section 3.4 applies to any Corporate Award intended to qualify as performance-based for purposes of Code Section 162(m). In the case of any Corporate Award to which this Section 3.4 applies, these Procedures and such Corporate Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Corporate Award for such exception. No Corporate Award to which this Section 3.4 applies may be granted if the Committee determines that in order for such Corporate Award to qualify as performance-based for purposes of Code Section 162(m), the Plan must be submitted to and approved, or resubmitted to and approved, by the stockholders of the Company in accordance with the requirements of Code Section 162(m), unless such grant is made contingent upon such approval.

3.5. No Right to Participate. Nothing in these Procedures or the Plan or any Corporate Award shall be deemed to create any obligation on the part of the Committee to select any executive officer or senior employee as a Corporate Participant, nor confer upon any Corporate Participant the right to remain a Corporate Participant on the same terms or conditions, or be a Corporate Participant or other Participant under the Plan at all, for any subsequent fiscal year.

4.	Payment of Corporate Awards

Payment of any Corporate Award shall be made on or before March 15, 2007.

5.	Merger or Combination.

If (a) the Company merges into or combines with any other entity and, immediately following such merger or combination, any Person or group of Persons acting in concert holds 50% or more of the voting power of the entity surviving such merger or combination (other than any Person or group of Persons which held 50% or more of the Company’s voting power immediately prior to such merger or combination or any Affiliated Person of any such Person or member of such group); (b) any Person or group of Persons acting in concert acquires 50% or more of the Company’s voting power; or (c) the Company sells all or substantially all of its assets or business for cash or for securities of another Person or group of Persons (other than to any Person or group of Persons which held 50% or more of the Company’s total voting power immediately prior to such sale or to any Affiliated Person of any such Person or any member of such group), then, unless the Committee provides for the continuation or assumption of some or all unpaid Corporate Awards or for the grant of new awards in substitution therefor (which need not be payable in cash) by the surviving entity or acquiror, in each case on such terms and subject to such conditions as the Committee may determine, with respect to any Corporate Award that is not so assumed or continued (i) the then current fiscal year shall be deemed to end on the last day which is the last day of a fiscal quarter occurring on or prior to the effective date of the merger, combination or sale (or if the Committee in its sole discretion determines that it can make a reasonable determination of Adjusted EBITDA and Actual Operating Cash through such effective date, the current fiscal year shall be deemed to end on such effective date); (ii) the Target Adjusted EBITDA and Target Operating Cash shall be prorated for the number of days in such shortened fiscal year; and (iii) the amount of the prorated Corporate Awards for such shortened fiscal year shall be determined and the Company shall pay, within twelve months following the effective date of such transaction, such prorated Corporate Award to each Participant in respect of such shortened fiscal year.

6.	Termination of Employment

6.1. Resignation or Termination by the Company. If a Corporate Participant ceases to be employed by the Company or any of its Subsidiaries prior to the end of 2006 as a result of resignation, dismissal or any other reason, such Corporate Participant shall cease to be a Corporate Participant on the date employment ceases and shall not receive any Corporate Award.

6.2. Rights upon Termination Pursuant to Agreement. The Company may provide rights to a Corporate Participant in respect of such Corporate Participant’s Corporate Awards upon termination of such Participant’s employment that differ from those set forth in Section 6.1 pursuant to an agreement with such Corporate Participant. Except to the extent otherwise addressed in any such agreement, the provisions of these Procedures, including Section 6.1, and the Plan shall control.

7.	Miscellaneous

7.1. The Plan. In the case of a conflict between these Procedures and the Plan, the terms of the Plan shall govern

7.2. Severability. Any term or provision of these Procedures that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under Applicable Law, be invalid or unenforceable in any respect, it is the intent of the Company that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Applicable Law.

7.3. Governing Law. This Plan and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.